NEWS RELEASE

1653 East Maple Road ● Troy, MI 48083	CONTACT: Mary Ann Victor,
Phone: (248) 689-3050 ● Fax: (248) 689-4272	Vice President and Chief Administrative Officer, ext. 5803
www.somanetics.com	Bill Iacona, Chief Financial Officer, ext. 5819

FOR IMMEDIATE RELEASE

SOMANETICS REPORTS SECOND QUARTER RESULTS
AND EXTENSION OF EXCLUSIVE DISTRIBUTION AGREEMENT WITH COVIDIEN

▪	Somanetics has signed a three-year extension of its exclusive distribution agreement with Covidien for Europe, the Middle East and Africa.

▪
Somanetics received 510(k) clearance from the U.S. Food and Drug Administration to expand the labeling for its INVOS® Cerebral/Somatic Oximeter.  The new labeling includes three new marketing claims, including a claim of improved outcomes after cardiac or major general surgery when the INVOS System is used to manage therapies in patients weighing more than 2.5 kilograms.

▪
Somanetics’ INVOS System was featured in 25 abstracts that focused on applications of the technology in the neonatal intensive care unit at the Pediatric Academic Societies’ annual conference held in May.

▪	Net revenues for the second quarter were $11.8 million, primarily due to lower than expected hospital capital equipment spending on INVOS System hardware in the U.S. market.

▪	Net income for the second quarter was $1.8 million, or $0.14 per diluted share.

TROY, Mich. — June 17, 2009 — Somanetics Corporation (Nasdaq: SMTS) today reported net revenues of $11.8 million for the second quarter ended May 31, 2009, compared with revenues of $12.7 million in the same period of 2008.  For the six months ended May 31, 2009, net revenues increased seven percent to $23.0 million from $21.4 million in the same period last year.

U.S. net revenues were $9.3 million, compared with $10.2 million in the second quarter of fiscal 2008.  International net revenues were $2.5 million, flat with the same period in 2008.  For the six-month period, U.S. net revenues increased two percent to $18.1 million from $17.7 million and international revenues increased 31 percent from $3.8 million to $4.9 million.

“Amid continued weakness in the U.S. economy, hospitals restricted their capital spending for the INVOS System to a greater extent than we had anticipated,” said Bruce Barrett, Somanetics’ president and chief executive officer.  “Since most of our INVOS System placements for revenue in the U.S. market are in pediatric and neonatal ICUs, capital budget constraints also are impacting the start up of new neonatal and pediatric accounts and associated sensor sales.”

“On the positive side, adult sensor demand was strong, largely off-setting the shortfall in pediatric and neonatal sensor volume,” said Barrett.  “We experienced our strongest sequential growth in more than two years in the U.S. market for adult sensors in the second quarter.  INVOS System hardware and disposable sensor purchases by our international distribution partners are on track for the year.”

SOMANETICS REPORTS SECOND QUARTER 2009 RESULTS / 2

Second quarter income before income taxes was $2.9 million, compared to $4.8 million for the second quarter of 2008.  Net income was $1.8 million, or $0.14 per diluted share, compared with net income of $3.1 million, or $0.21 per diluted share, in the second quarter of 2008.

For the six months ended May 31, 2009, income before income taxes was $5.0 million compared to $6.5 million in the comparable period of fiscal 2008.  Net income was $3.1 million, or $0.24 per diluted share for the first half of 2009, compared with net income of $4.1 million, or $0.28 per diluted share, for the first half of 2008.

Gross margin was 86 percent in the second quarter and first six months of fiscal 2009, compared with 87 percent for the respective periods of 2008.  Cash, marketable securities and long-term investments at May 31, 2009 totaled $74.1 million, with no borrowings.

“From an earnings perspective, we finished the first half of our fiscal year modestly ahead of our internal plan due to lower than planned spending,” said Barrett.  “We have increased our investments by 11 percent compared to last year to support our entry into the neonatal ICU and pursue development and launch of our new Vital Sync System, but this increase is below our plan primarily due to the addition of personnel at a slower pace than we had projected.”

Extension of International Distribution Agreement with Covidien

Somanetics also announced today that it has extended its long-standing exclusive distribution agreement with Covidien to distribute Somanetics’ INVOS Cerebral/Somatic Oximeter products in Europe, the Middle East and Africa.  The three-year extension will go into effect on February 16, 2010, when the current agreement expires.  At that time, transfer prices will change and incremental revenue recognized by Somanetics in the first full year of the extension is estimated to be between $2.5 million and $3.0 million.

“We are very pleased to extend this important relationship with Covidien under terms that both parties embrace,” Barrett said.

Expanded FDA Labeling Claims

Somanetics received 510(k) clearance from the U.S. Food and Drug Administration to expand the labeling for its INVOS Cerebral/Somatic Oximeter.  The new labeling includes three new marketing claims based on results published in peer-reviewed literature as follows:

•
The measurement of regional cerebral oxygen saturation (rSO2) is an indication of whether oxygen delivery to the brain is adequate.  Prolonged declines in rSO2 are indicative of, or may result in, potential brain injury.

•	When used as an indication of compromised cerebral oxygenation, interventions to return the patient’s rSO2 to baseline using the INVOS System have been shown to improve outcomes after surgery.

•
In neonates, infants and children, cerebral and somatic rSO2 provide noninvasive indications of oxygen changes in the cerebral and peripheral circulatory systems and may provide an early indication of oxygen deficits associated with impending shock states and anaerobiosis.

SOMANETICS REPORTS SECOND QUARTER 2009 RESULTS / 3

“Early indications are that this new labeling is going to help us continue to drive adoption of our technology, especially in adult cardiac surgery,” said Barrett.

Launch of the Vital Sync™ System

Last November, Somanetics acquired substantially all of the assets of Gainesville, Fla.-based ICU Data Systems, Inc., which developed a patented technology that integrates data from a broad array of hospital bedside devices, such as physiological monitors and ventilators, into a single bedside display for comparison, data management and storage.  The technology has been further developed and is being commercially launched by Somanetics under the product name “Vital Sync™.”

“The Vital Sync System addresses the unmet need at the bedside to aggregate and intelligently display data from a variety of machines to support clinical decision making,” said Barrett.  “We believe the system can help speed recognition and understanding of developing clinical problems and prompt earlier intervention.  In doing so, it should help improve patient safety and care.”

Somanetics has initiated its marketing launch and plans to make its first installations of the Vital Sync System beginning later in June.

Business Outlook

“Our new business activity remains strong, but because hospitals are delaying release of budgeted capital dollars and unbudgeted capital dollars are largely unavailable, we are lowering our guidance based on the assumption that INVOS hardware revenues in the U.S. market will remain soft for the balance of the year,” Barrett said.

Based on this expectation, the Company’s current guidance is:

▪	Fiscal 2009 net revenues between $50 million and $52 million.

▪	Gross margin of approximately 86 percent and operating margin of approximately 20 percent.

▪	Fiscal 2009 income before income taxes in the range of $11.2 million to $11.6 million.

Current estimates are based on market and economic conditions, including the assumption that the current economic downturn continues throughout fiscal 2009, and Somanetics’ current plans to invest in several areas of its business.  Such investments include clinical research, medical education, research and development projects focused on the pediatric and neonatal ICU markets, the continued development and market launch of the Vital Sync System and the addition of sales personnel in the U.S. and international markets.  Somanetics undertakes no obligation to update its estimates.

Somanetics to Host Conference Call

Somanetics will web cast its 2009 second quarter conference call at 10:00 a.m. (ET) today.  To join the webcast, visit the Presentations and Webcasts page in the Investor Relations section of Somanetics’ website at www.somanetics.com and click on the “Q2 2009 Somanetics Corporation Earnings Conference Call” link.  The call also will be archived on the website.

SOMANETICS REPORTS SECOND QUARTER 2009 RESULTS / 4

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter which noninvasively provides accurate, real-time blood oxygen measurements in patients greater than 2.5 kilograms, and trend monitoring of this parameter for individuals of any weight.  The INVOS System is the only commercially-available cerebral/somatic oximeter proven to improve outcomes in patients above 2.5 kilograms, and is the only cerebral/somatic oximeter system cleared for use on neonates less than 2.5 kg.  Surgeons, anesthesiologists and other medical professionals can use data provided by the INVOS System, in conjunction with other available data, to identify oxygen imbalances in brain or other body tissue beneath the sensor and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care.  The INVOS System is the clinical reference standard in cerebral/somatic oximetry, with an 11-year market track record, more than 700 clinical references and implementation at more than 700 U.S. hospitals.  Somanetics also is developing the Vital Sync™ System, a device that integrates data from bedside devices into a single system for enhanced patient assessment and decision making, data management and data storage.  Somanetics supports its customers through a direct U.S. sales force and clinical education team.  Covidien markets INVOS System products in Europe, Canada, the Middle East and Africa and Edwards Lifesciences represents INVOS System products in Japan.  For more information visit www.somanetics.com.

Safe-Harbor Statement

Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2009, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, including the recent global economic crisis, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the INVOS Cerebral/Somatic Oximeter and disposable sensors, our dependence on distributors for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, sales employee turnover, changes in our actual or estimated future income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others’ patents, the effect of acquisitions and the other factors set forth from time to time in Somanetics’ Securities and Exchange Commission filings, including Somanetics’ 2008 Annual Report on Form 10-K filed on February 11, 2009 and its first quarter 2009 Quarterly Report on Form 10-Q filed on March 31, 2009.

(Tables to follow)

SOMANETICS REPORTS SECOND QUARTER 2009 RESULTS / 5

SOMANETICS CORPORATION
BALANCE SHEETS

	May 31,	November 30,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,542,614	$37,166,141
Marketable securities	30,416,677	19,992,545
Accounts receivable	7,755,698	7,862,103
Inventory	3,443,414	2,960,422
Prepaid expenses	336,004	597,460
Accrued interest receivable	175,117	16,667
Deferred tax asset - current	164,615	164,615
Total current assets	51,834,139	68,759,953
PROPERTY AND EQUIPMENT (at cost):
Demonstration and no capital cost sales equipment at customers	4,151,736	3,919,296
Machinery and equipment	1,834,989	1,638,597
Furniture and fixtures	535,049	504,485
Leasehold improvements	197,450	197,450
Total	6,719,224	6,259,828
Less accumulated depreciation and amortization	(3,804,637)	(3,418,697)
Net property and equipment	2,914,587	2,841,131
OTHER ASSETS:
Long-term investments	34,092,001	12,837,710
Deferred tax asset – non-current	1,672,977	1,587,977
Intangible assets, net	240,160	246,318
Goodwill	1,679,713	1,679,713
Other	15,000	15,000
Total other assets	37,699,851	16,366,718
TOTAL ASSETS	$92,448,577	$87,967,802

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$920,512	$1,271,058
Accrued liabilities	996,368	1,848,672
Total current liabilities	1,916,880	3,119,730
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred shares; authorized, 1,000,000 shares of $.01 par value; no shares issued or outstanding	-	-
Common shares; authorized, 20,000,000 shares of $.01 par value; issued and outstanding, 12,088,962 shares at May 31, 2009, and 12,034,074 shares at November 30, 2008	120,890	120,341
Additional paid-in capital	93,933,637	91,330,305
Accumulated deficit	(3,522,830)	(6,602,574)
Total shareholders' equity	90,531,697	84,848,072
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$92,448,577	$87,967,802

SOMANETICS REPORTS SECOND QUARTER 2009 RESULTS / 6

SOMANETICS CORPORATION
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended May 31,		Ended May 31,
	2009	2008	2009	2008
NET REVENUES	$11,831,560	$12,740,063	$22,986,914	$21,433,338
COST OF SALES	1,603,755	1,679,256	3,184,236	2,696,081
Gross Margin	10,227,805	11,060,807	19,802,678	18,737,257

OPERATING EXPENSES:
Research, development and engineering	485,780	231,901	919,742	562,337
Selling, general and administrative	7,184,010	6,769,838	14,487,908	13,267,984
Total operating expenses	7,669,790	7,001,739	15,407,650	13,830,321

OPERATING INCOME	2,558,015	4,059,068	4,395,028	4,906,936

OTHER INCOME:
Interest income	328,836	700,685	600,221	1,635,102
Total other income	328,836	700,685	600,221	1,635,102
INCOME BEFORE INCOME TAXES	2,886,851	4,759,753	4,995,249	6,542,038

INCOME TAX EXPENSE	(1,109,286)	(1,707,501)	(1,915,505)	(2,461,356)

NET INCOME	$1,777,565	$3,052,252	$3,079,744	$4,080,682

NET INCOME PER COMMON SHARE - BASIC	$0.15	$0.23	$0.26	$0.31

NET INCOME PER COMMON SHARE - DILUTED	$0.14	$0.21	$0.24	$0.28

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	12,056,844	13,145,234	12,047,707	13,297,128

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	12,923,857	14,220,477	12,923,141	14,380,547

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